Exhibit 10.17

FORM OF TAX RECEIVABLE AGREEMENT

by and among

DIVERSEY HOLDING, LTD.,

Diversey Holdings I (UK) Limited,

THE SHAREHOLDERS

and

THE SHAREHOLDER REPRESENTATIVE

Dated as of [●], 2021

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], 2021, is hereby entered into by and among Diversey Holdings, Ltd., a Cayman Islands exempted corporation (“Pubco”), Diversey Holdings I (UK) Limited, a private limited company organized in England and Wales and a wholly owned Subsidiary of Pubco (the “Company”), BCPE Diamond Cayman Holding Limited, a Cayman Islands exempted corporation (the “Shareholder Representative,” in its capacity as such), the persons listed on Schedule A hereto (each a “Shareholder” and collectively, the “Shareholders”) and each of the permitted successors and assigns thereto.

RECITALS

WHEREAS, prior to the IPO, the Shareholders (A) transferred a portion of their equity interests in Constellation (BC) 2 S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg (“Constellation”), or a portion of a note issued to them by Constellation (BC) PoolCo SCA, a partnership limited by shares (société en commandite par actions), incorporated and existing under the laws of Luxembourg (“PoolCo”), as applicable, to Pubco in exchange for common stock of Pubco and (B) transferred a portion of their equity interests in Constellation or a portion of a note issued to them by PoolCo, as applicable, to the Company in exchange for a note (as applicable) and the amounts payable under this Agreement, pursuant to contribution agreements dated [●] (the “Contribution Agreements”).

WHEREAS, Pubco intends to consummate the IPO;

WHEREAS, the Pre-IPO Tax Assets are held by certain Subsidiaries of Constellation, and, after the IPO, Pubco and its Subsidiaries (collectively, the “Company Group” and each a “Company Group Member”) will own the Pre-IPO Tax Assets;

WHEREAS, after the IPO, the Pre-IPO Tax Assets may reduce the liability for Taxes that the Company Group might otherwise be required to pay;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO Tax Assets on the liability for Taxes of the Company Group; and

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1           Definitions.

As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability of the Company Group for (A) U.S. federal, state and local income Taxes and (B) Dutch corporate income Taxes.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this Agreement, no Shareholder shall be considered to be an Affiliate of any Company Group Member.

“Agreed Rate” means a per annum rate of LIBOR plus 300 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Applicable Percentage” means, with respect to any Shareholder, the percentage set forth opposite such Shareholder’s name on Schedule A, as amended from time to time to reflect any Permitted Assignment.

“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Company Group in each U.S. state or local jurisdiction in which the Company Group files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Tax Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Company Group solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended Rate for such Taxable Year is equal to 6.10% (i.e., the sum of (a) 6.5% multiplied by 60%, plus (b) 5.5% multiplied by 40%).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving Pubco or indirectly involving Pubco through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equity securities of Pubco resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly Pubco and all or substantially all of Pubco’s assets) is held by the existing equityholders of Pubco (determined immediately prior to such transaction and related transactions); or

(ii) a transaction in which Pubco, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of Pubco by a Person or group of Persons (other than existing stockholders and their Affiliates). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (A) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute “control” for the purpose of this definition); or

(iv) the liquidation or dissolution of Pubco.

“CITA” means the Dutch Corporate Income Tax Act 1969.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Taxation Group” means any affiliated, consolidated, combined or unitary group or any profit and/or loss sharing, affiliated group relief, group payment or similar group or fiscal unitary for income Tax purposes (by election or otherwise).

“Company” has the meaning set forth in the Preamble.

“Company Group” and “Company Group Member” have the meaning set forth in the Preamble.

“Company Obligations” has the meaning set forth in Section 7.15.

“Constellation” has the meaning set forth in the Preamble.

“Contribution Agreement” has the meaning set forth in the Preamble.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Code Section 1313(a) or a similar applicable provision of state or local income Tax law, or Dutch corporate income Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means the sale or other divestiture of any Company Group Member, other than any sale that is, or is part of, a Change of Control.

“Divestiture Acceleration Payment” has the meaning set forth in Section 4.3(c) of this Agreement.

“Dutch Deferred Interest Deductions” mean interest deductions that have accrued for Dutch corporate income tax purposes by the Company Group and for which the applicable deductions have been deferred under article 15b CITA.

“Dutch Intangible Tax Basis Assets” means any tax deductible Dutch amortization and depreciation deductions, and the reduction of Dutch corporate income and gain, attributable to any tax basis in any intangible assets, including with respect to trademark intangibles and brand name intangibles, which are owned by the Company Group on the IPO Date.

“Dutch NOLs” mean all net operating losses for Dutch corporate income tax purposes.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means a per annum rate of LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Expert” has the meaning set forth in Section 7.10.

“Hypothetical Dutch Tax Liability” means, with respect to any Taxable Year, the liability for Dutch corporate income Taxes of the Company Group, calculated using the same methods, elections, conventions and similar practices used on the relevant Dutch Tax Return, but calculated without taking into account the Pre-IPO Tax Assets.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (a) the Hypothetical U.S. Federal Tax Liability for such Taxable Year, (b) the Hypothetical U.S. State and Local Tax Liability for such Taxable Year and (c) the Hypothetical Dutch Tax Liability for such Taxable Year.

“Hypothetical U.S. Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of the Company Group, calculated using the same methods, elections, conventions and similar practices used on the relevant U.S. federal income Tax Return, but (A) calculated without taking into account the Pre-IPO Tax Assets and (B) treating as a deduction the Hypothetical State and Local Tax Liability (rather than any amount for state and local income tax liabilities).

“Hypothetical U.S. State and Local Tax Liability” means, with respect to any Taxable Year, the product of (i) the U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (B) thereof) and (ii) the Blended Rate for such Taxable Year.

“Intended Tax Treatment” has the meaning set forth in Section 6.2.

“IPO” means the initial public offering of common stock of Pubco pursuant to the registration statement on Form S-1 (File No. 333-253676) of Pubco.

“IPO Date” means the closing date of IPO.

“IPO Expenses” means any tax deductions available to the Company Group that relate to (i) costs and expenses incurred by the Company Group, or by or on behalf of the Shareholders (to the extent such amounts are a liability of the Company Group), as a result of the consummation of the IPO; (ii) all success-based fees of professionals (including investment bankers and other consultants and advisors) paid by or on behalf of the Company Group (calculated taking into account any election made pursuant to Revenue Procedure 2011-29 for any fees to which it applies) in connection with the IPO; (iii) the capitalized financing costs and expenses and any prepayment premium as a result of the satisfaction of any indebtedness in connection with the IPO; (iv) all sale, “stay-around,” retention, change of control or similar bonuses or payments paid to current or former employees, directors or consultants of the Company Group in connection with the IPO, (v) the exercise or cancellation of any option in connection with the IPO; (vi) any management agreement termination fees paid by or on behalf of the Company Group in connection with the consummation of the IPO; and (vii) any employment or social security taxes imposed with respect to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“ITR Payment” means any Tax Benefit Payment, Divestiture Acceleration Payment or Early Termination Payment required to be made by the Company to the Shareholders under this Agreement.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source mutually selected by the Company and the Shareholder Representative as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate mutually determined by the Company and Shareholder Representative at such time); provided, that at no time shall LIBOR be less than 0%. If the Company and the Shareholder Representative have mutually made the determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Company and Shareholder Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as mutually selected from time to time by the Company and Shareholder Representative. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended, with the consent of the Company and Shareholder Representative (which consent shall not be unreasonably withheld or delayed), as necessary or appropriate, in the reasonable judgment of the Company and Shareholder Representative, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as mutually determined by the Company and Shareholder Representative.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b)(ii).

“Objection Notice” has the meaning set forth in Section 2.3(a).

“Permitted Assignment” has the meaning set forth in Section 7.6(b).

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“PoolCo” has the meaning set forth in the Preamble.

“Pre-IPO Dutch Tax Assets” means (A) the Dutch Deferred Interest Deductions and the Dutch NOLs, in each case, generated by the Company Group on or prior to the IPO Date and (B) the Dutch Intangible Tax Basis Assets.

“Pre-IPO Tax Assets” means the Pre-IPO U.S. Tax Assets and the Pre-IPO Dutch Tax Assets; provided, that:

(i) in order to determine whether any item is a Pre-IPO Tax Asset, the Taxable Year of the relevant Company Group Member that includes the IPO Date (the “Straddle Year”) shall be deemed to end as of the end of the IPO Date on a closing of the books basis;

(ii) for the avoidance of doubt, with respect to any Straddle Year, Dutch NOLs and Dutch Deferred Interest Deductions included in Pre-IPO Dutch Tax Assets and U.S. NOLs and U.S. Deferred Interest Deductions included in Pre-IPO U.S. Tax Assets shall, in each case, be determined by assuming that such Straddle Year ended at the end of the IPO Date, and, as a result, no such amounts shall be reduced by any income or gain realized by an applicable Company Group Member in a portion of a Straddle Year beginning after the IPO Date;

(iii) any IPO Expenses, regardless of when actually paid or deductible, shall be included as Pre-IPO Tax Assets; and

(iv) for the avoidance of doubt, Pre-IPO Tax Assets shall include (A) any Pre-IPO Tax Assets that become U.S. NOLs or Dutch NOLs following the IPO Date as a result of such Pre-IPO Tax Asset not being fully utilized and (B) any U.S. Deferred Interest Deductions or Dutch Deferred Interest Deductions generated in a taxable period (or portion thereof) ending after the IPO Date that would not have been U.S. Deferred Interest Deductions or Dutch Deferred Interest Deductions but for the Pre-IPO Tax Assets.

“Pre-IPO U.S. Tax Assets” means (A) the U.S. Tax Credits, the U.S. Deferred Interest Deductions and U.S. NOLs, in each case, generated by the Company Group on or prior to the IPO Date, and (B) the U.S. Intangible Tax Basis Assets.

“Pubco” has the meaning set forth in the Preamble.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.10.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Schedule” means any of the following: (i) a Tax Benefit Schedule or (ii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Shareholder” and “Shareholders” have the meanings set forth in the Preamble.

“Shareholder Representative” has the meaning set forth in the Preamble.

“Straddle Year” has the meaning set forth in the definition of Pre-IPO Tax Assets.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Claim” has the meaning set forth in Section 6.1(b).

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated Tax.

“Taxable Year” means a taxable year of any Company Group Member as defined in Section 441(b) of the Code or comparable section of U.S. state or local income Tax law or Dutch corporate income Tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to Tax matters.

“Ticker Amount” has the meaning set forth in Section 3.1(b)(iii).

“Transferred Tax Asset” means, in the event of a Divestiture, the Pre-IPO Tax Assets attributable to the members of the Company Group that are sold in such Divestiture to the extent such Pre-IPO Tax Assets are transferred with such members of the Company Group under applicable Tax law following the Divestiture (disregarding any limitation on the use of such Pre-IPO Tax Assets as a result of the Divestiture) and do not remain under applicable Tax law with the Company Group (other than the members of the Company Group that are sold in such Divestiture).

“U.S. Deferred Interest Deductions” mean interest deductions that have accrued for U.S. federal income tax purposes by the Company Group and for which the applicable deductions have been deferred by reason of Code Section 163(e)(3), Code Section 163(j), Code Section 267(a) or otherwise.

“U.S. Intangible Tax Basis Assets” means any U.S. federal income amortization and depreciation deductions, and the reduction of income and gain, attributable to any Tax basis in any “amortizable section 197 intangibles” (as defined in Code Sections 197(c) and (d)) owned by the Company Group on the IPO Date.

“U.S. NOLs” mean all net operating losses for U.S. federal income tax purposes.

“U.S. Tax Credits” mean any tax credits that may be utilized by the Company Group to offset U.S. federal income tax, including any foreign tax credits allowed under Code Section 901 or Code Section 960.

“Valuation Assumptions” mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date (and each prior Taxable Year with respect to which the Tax Benefit Schedule has not become final in accordance with the terms of this Agreement), (a) the Company Group will generate taxable income sufficient to fully utilize all of the Pre-IPO Tax Assets, (b) the utilization of the Pre-IPO Tax Assets for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date and (c) the U.S. federal, state, and local income Tax rates and Dutch corporate income Tax rates will be those specified for each such Taxable Year by the Code and other laws as in effect on the Early Termination Date. For the avoidance of doubt, in the event of a Change of Control or Divestiture, such assumptions shall not take into account any changes in any Company Group Member’s stand-alone Tax position that might result from the transaction giving rise to the Change of Control or Divestiture, including but not limited to changes pursuant to Code Section 382 or any analogous provisions of U.S. state or local Tax law or Dutch Tax law.

Article II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1           Pre-IPO Tax Assets. The Company, on the one hand, and the Shareholders, on the other hand, acknowledge that the Company Group may utilize the Pre-IPO Tax Assets to reduce the amount of Taxes that the Company Group would otherwise be required to pay after the IPO.

Section 2.2           Tax Benefit Schedule. Within forty-five (45) calendar days after the filing of the Company Group’s U.S. federal income Tax Return for a Taxable Year, the Company shall provide to the Shareholder Representative a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit (if any) for such Taxable Year and (ii) the calculation of any payment to be made to the Shareholders pursuant to Article III with respect to such Taxable Year (collectively, a “Tax Benefit Schedule”). Each Tax Benefit Schedule (including Amended Schedules) shall be calculated in United States dollars with respect to Pre-IPO U.S. Tax Assets (and any Realized Tax Benefit relating thereto) and in Euros with respect to Pre-IPO Dutch Tax Assets (and any Realized Tax Benefits relating thereto). The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(a)).

Section 2.3           Procedures, Amendments.

(a)               Procedure. Each time the Company delivers to the Shareholder Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Company shall also (x) deliver to the Shareholder Representative supporting schedules and work papers, as determined by the Company or as reasonably requested by the Shareholder Representative, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule and (y) allow the Shareholder Representative reasonable access at no cost to the appropriate representatives at the Company in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Company shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to the Shareholder Representative, along with any supporting schedules, valuation reports and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties unless the Shareholder Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Company with a notice of a material objection made in good faith to such Schedule or amendment thereto (“Objection Notice”) or such earlier date as the Shareholder Representative provides written notice to the Company that it has no material objections to the Schedule. If the Company and Shareholder Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after the Shareholder Representative gives the Company such Objection Notice, the Company and the Shareholder Representative shall employ the reconciliation procedures described in Section 7.10 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.10.

(b)               Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Shareholder Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year or (v) to reflect a material change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”); provided, however, that an amendment under clause (i) attributable to an audit of a Tax Return by a Company Group Member shall not be made on an Amendment Schedule unless and until there has been a Determination with respect to such change. The Company shall provide an Amended Schedule to the Shareholder Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to the approval procedures similar to those described in Section 2.3(a).

Article III

TAX BENEFIT PAYMENTS

Section 3.1           Payments.

(a)               Timing of Payments. On or prior to the later to occur of (A) five (5) Business Days of a Tax Benefit Schedule becoming final in accordance with Section 2.3(a) and (B) three hundred and eighty (380) calendar days following the end of the relevant Taxable Year, the Company shall pay to each Shareholder for such Taxable Year its share (based on such Shareholder’s Applicable Percentage) of the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such Shareholder to the Company, or as otherwise agreed by the Company and the Shareholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments. No Shareholder shall be required under any circumstances to make a payment or return a payment to the Company in respect of any portion of any Tax Benefit Payment previously paid by the Company to such Shareholder (including any portion of any Early Termination Payment).

(b)               For purposes of this Agreement:

(i)                 A “Tax Benefit Payment” means an amount, not less than zero, equal to eighty-five percent (85%) of the sum of the Net Tax Benefit and the Ticker Amount.

(ii)              The “Net Tax Benefit” shall equal: (i) the Company’s Realized Tax Benefit, if any, for a Taxable Year plus (ii) the amount of the excess (if any) of the Realized Tax Benefit reflected on an Amended Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (iii) the excess (if any) of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Amended Schedule for such previous Taxable Year; provided, however, that, to the extent of the amounts described in clauses (ii) and (iii) of this definition were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year.

(iii)            The “Ticker Amount” shall equal an amount equivalent to interest on a sum equal to the Net Tax Benefit, calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) with respect to the U.S. Company Group Members for the applicable Taxable Year until the due date for payment under Section 3.1(a).

Section 3.2           No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Realized Tax Benefits of the Company Group, and the Ticker Amounts thereon, being paid to the Shareholders pursuant to this Agreement and the Contribution Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.3           Payments Not Ascertainable. The parties hereby acknowledge and agree that the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable. Notwithstanding the previous sentence, if any Shareholder notifies the Company in writing of a stated maximum selling price, then the amount of the aggregate Tax Benefit Payments to such Shareholder shall not exceed such stated maximum selling price.

Section 3.4           Additional Consideration. The Company Group, on the one hand, and the Shareholder Representative and the Shareholders, on the other hand, acknowledge that each ITR Payment constitutes a payment of additional consideration in exchange for the contribution of shares in Constellation or a loan note issued by PoolCo, as applicable, to the Company pursuant to the relevant Contribution Agreement.

Section 3.5           Payments in United States Dollars. All payments to be made under this Agreement shall be made in United States dollars. With respect to any Tax Benefit Payment relating to Pre-IPO Dutch Tax Assets, such amounts shall be converted from Euros to United States dollars for each applicable Taxable Year using the spot rate in effect on the due date (without extensions) for filing IRS Form 1120 (or any successor form) with respect to the U.S. Company Group Members for the applicable Taxable Year.

Article IV

TERMINATION

Section 4.1           Early Termination of Agreement; Breach of Agreement.

(a)               In General. This Agreement shall terminate at the time that all Tax Benefit Payments have been made to the Shareholders under this Agreement.

(b)               Early Termination. Notwithstanding Section 4.1(a), the Company may terminate this Agreement by paying to the Shareholders the Early Termination Payment. Upon payment of the Early Termination Payment by the Company, the Company shall not have any further payment obligations under this Agreement, other than any (1) Tax Benefit Payment agreed to by the Company and the Shareholder Representative as due and payable but unpaid as of the Early Termination Notice and (2) Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c)               Acceleration Upon Material Breach of this Agreement. In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of a failure to make a payment when due, failure to honor any other material obligations required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under bankruptcy laws or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) an Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of the breach, (2) any Tax Benefit Payment that is due and payable but unpaid as of the date of the breach and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the breach (except to the extent that such amount is included in the Early Termination Payment). In the event the Company breaches this Agreement, the Shareholder Representative shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The Parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) days of the date such payment is due.

(d)               Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, but not be limited to, (1) an Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of the Change of Control, (2) any Tax Benefit Payment that is due and payable but unpaid as of the effective date of the Change of Control and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the effective date of the Change of Control (except to the extent that such amount is included in the Early Termination Payment). In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase “closing date of a Change of Control” for the phrase “Early Termination Date.” The Early Termination Payment arising as a result of a Change of Control shall be payable on the date of such Change of Control, and the Company shall use all reasonable efforts to provide to the Shareholder Representative an Early Termination Schedule with respect to an expected Change of Control as far in advance as is reasonably practicable of such Change of Control (but no more than thirty (30) Business Days in advance) so as to enable the calculation of the Early Termination Payment to be finalized pursuant to Section 2.3(a) prior to the date of the Change of Control. Notwithstanding the foregoing, where the parties anticipate a Change of Control but are not certain of the date on which such Change of Control will occur, the Company and the Shareholder Representative may agree to base the calculations contemplated by this Section 4.1(d) on a date other than the Change of Control.

(e)               Divestiture Acceleration Payment. In the event of a Divestiture, the Company shall pay to the Shareholders, in accordance with their Applicable Percentages, the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated and finalized pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of the Divestiture (but solely with respect to the Taxable Entities sold in the Divestiture).

Section 4.2           Early Termination Notice. If the Company chooses to exercise its right of early termination in accordance with Section 4.1 above, the Company shall deliver to the Shareholder Representative written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required pursuant to Section 2.2 and the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties in accordance with the procedures contained in Section 2.3(a).

Section 4.3           Payment upon Early Termination.

(a)               Within five (5) Business Days after agreement is reached between the Shareholder Representative and the Company concerning the Early Termination Schedule, the Company shall pay to each Shareholder its share (based on such Shareholder’s Applicable Percentage) of an amount equal to the Early Termination Payment or Divestiture Acceleration Payment, as applicable, and any other payment required to be made pursuant to Sections 4.1(b), (c), (d), and (e). Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Shareholder, or as otherwise agreed by the Company and the Shareholder.

(b)               The “Early Termination Payment” means, as of the Early Termination Date, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the Shareholders beginning from the Early Termination Date, assuming the Valuation Assumptions are applied, provided that in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the Pre-IPO Tax Assets resulting from the Change of Control. For purposes of calculating, pursuant to this Section 4.3(b), the present value of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Early Termination Notice, all Tax Benefit Payments would be paid on the due date (without extensions) as provided in Section 3.1(a).

(c)               The “Divestiture Acceleration Payment” as of the date of any Divestiture shall equal the present value, discounted at the Early Termination Rate as of such date, of the Tax Benefit Payments resulting solely from the Transferred Tax Assets that would be required to be paid by the Company to the Shareholders beginning from the date of such Divestiture assuming the Valuation Assumptions are applied (substituting the phrase “closing date of the Divestiture” for the phrase “Early Termination Date”); provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred Tax Assets resulting from the Divesture. For purposes of calculating the present value pursuant to this Section 4.3(c) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Divestiture, all Tax Benefit Payments would be paid on the due date (without extensions) as provided in Section 3.1(a).

Article V

LATE PAYMENTS AND COMPLIANCE WITH INDEBTEDNESS

Section 5.1           Late Payments. The amount of all or any portion of any ITR Payment not made to the Shareholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate, and commencing from the date on which such ITR Payment was due and payable.

Section 5.2           Compliance with Indebtedness. Notwithstanding anything to the contrary provided herein, if at the time any amounts become due and payable hereunder the Company is not permitted, pursuant to the terms of the Company Group’s debt documentation, to pay such amounts, or the Company Group Members are not permitted, pursuant to the terms of the Company Group’s debt documentation, to make payments to the Company to allow the Company to pay such amounts, then the Company shall by notice to the Shareholder Representative be permitted to defer the payment of such amounts until each condition rendering the payment of such amounts impermissible as described in this Section 5.2 is no longer applicable. At the time such condition is no longer applicable and no other such condition exists, such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If the Company defers the payment of any such amounts pursuant to the first sentence in this Section 5.2, such amounts shall accrue interest at the Agreed Rate per annum from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid. For the avoidance of doubt, any payment not made due to the preceding sentence shall not be deemed a breach under Section 4.1(c) of this Agreement unless and until such payment remains unpaid thirty (30) calendar days after the date on which such condition described in this Section 5.2 is no longer applicable. The Company agrees to take commercially reasonable actions to cause the Company Group Members to pay dividends or make loans (including, to the extent commercially reasonable, granting access to any revolving credit facility or other source of liquidity to facilitate the payment of such dividends or loans), to the extent consistent with the terms of their outstanding indebtedness and any applicable law, to the extent necessary to make payments hereunder.

Section 5.3           Conflicting Agreements. Without the consent of the Shareholder Representative, the Company shall use reasonable best efforts to not, and shall cause the Company Group Members to use reasonable best efforts to not, enter into any agreement or indenture or any amendment or other modification to any agreement or indenture (including, in each case, in connection with any refinancing) that would, directly or indirectly, materially restrict or otherwise encumber (or in the case of amendments or other modifications, further restrict or encumber) its ability to make payments under this Agreement in accordance with its terms, including any agreement that would, directly or indirectly, restrict or otherwise encumber (or in the case of amendments or other modifications, further restrict or encumber) the ability of the Company Group Members to upstream cash (by dividend or loan) to the Company to fund amounts payable by the Company under this Agreement.

Article VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1           Participation in the Company’s Tax Matters.

(a)               Except as otherwise provided in this Agreement, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company Group, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Company act in good faith in connection with its control of any matter which is reasonably expected to affect any Shareholder’s rights and obligation under this Agreement.

(b)               Notwithstanding the foregoing, the Company shall notify the Shareholder Representative in writing of, and keep the Shareholder Representative reasonably informed with respect to, the portion of any Tax audit or Tax administrative or judicial proceeding of any Company Group Member by a Taxing Authority the outcome of which could reasonably be expected to affect any Shareholder’s rights and obligations under this Agreement (any “Tax Claim”), and shall give the Shareholder Representative reasonable opportunity to provide information and participate in the applicable portion of such Tax Claim, including attending any meetings with any Tax Authority, employing counsel separate from the counsel employed by the Company and having the opportunity to reasonably comment on and approve all material submissions made by the Company Group to any Taxing Authority. Notwithstanding anything herein to the contrary, without the consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall cause each other Company Group Member not to, (i) change any accounting method, or amend or take any position inconsistent with a previously-filed Tax Return of any Company Group Member, in each case, if such action could materially and adversely affect the Pre-IPO Tax Assets, (ii) seek any guidance from, or initiate any communication with, the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Pre-IPO Tax Assets, or (iii) settle or otherwise resolve any Tax Claim, if such settlement could have an adverse effect on the Shareholders’ rights (including the right to receive payments) under this Agreement.

Section 6.2           Consistency. The Company and the Shareholder Representative acknowledge and agree that (A) for U.S. federal, state and local income Tax purposes, (i) the transfer of equity in Constellation or a loan note issued by PoolCo, as applicable, to the Company by the Shareholders is intended to be treated as a taxable exchange described in Code Section 1001, (ii) the ITR Payments are intended to be treated as additional contingent consideration to the Shareholders with respect to such exchange and (iii) the Shareholders are eligible to report any ITR Payments received under the installment method under Code Section 453, and (B) for U.K. Tax purposes, each ITR Payment constitutes contingent consideration payable by the Company in installments to the Shareholders in exchange for the shares of Constellation or a loan note issued by PoolCo, as applicable, and (except for any amount which the Company and the Shareholder Representative reasonably agree constitutes interest) constituting capital sums in the hands of the Company and the Shareholders respectively; (such treatment described in (A) and (B), the “Intended Tax Treatment”). The Company and the Shareholders shall not take any position on any Tax Return, or in front of any Tax Authority, or in connection with any Tax audit, enquiry, assessment, or Tax administrative or judicial proceeding, inconsistent with the Intended Tax Treatment unless otherwise required by a contrary Determination. In addition, the Company shall, and shall cause the Company Group Members to, use reasonable best efforts to defend the Intended Tax Treatment in any Tax audit, enquiry, assessment, or Tax administrative or judicial proceeding.

Section 6.3           Cooperation. Each of the Company and the Shareholders (through the Shareholder Representative) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

Article VII

MISCELLANEOUS

Section 7.1           Notices. All notices, requests, claims, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company, to:

Diversey Holdings I (UK) Limited

Pyramid Close,

Weston Favell,

Northampton,

NN3 8PD,

England

Attn: Michael Chapman, General Counsel

Email: mike.chapman@diversey.com

with a copy, in any case, to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attn: Eunu Chun, P.C. and Christopher M. Thomas, P.C.

Facsimile: (312) 862-2200

Email:	eunu.chun@kirkland.com

christopher.thomas@kirkland.com

If to the Shareholder Representative, to:

BCPE Diamond Cayman Holding Limited

c/o Bain Capital Private Equity, LP

200 Clarendon Street

Boston, MA 02116

Attention:	Ken Hanau

Jonathan Penn

David Hutchins

Facsimile: (617) 516-2010

Email:	khanau@baincapital.com

jpenn@baincapital.com

dhutchins@baincapital.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attn: Eunu Chun, P.C. and Christopher M. Thomas, P.C.

Facsimile: (312) 862-2200

Email:	eunu.chun@kirkland.com

christopher.thomas@kirkland.com

Section 7.2           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3           Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4           Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5           Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6           Successors; Assignment; Amendments; Waivers.

(a)               The Shareholder Representative, in its capacity as the Shareholder Representative, may assign this Agreement to any Person without the prior written consent of the Company or the Shareholders, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, agreeing to be bound by all provisions of this Agreement, except as otherwise provided in such joinder.

(b)               Except as otherwise provided in this Agreement, no Shareholder may assign its rights under this Agreement without the prior written consent of the Shareholder Representative. Any assignment of a Shareholder’s rights meeting the requirements of this paragraph shall be referred to herein as a “Permitted Assignment” and Schedule A hereto shall be amended to reflect such Permitted Assignment and the change in the Applicable Percentage of the assignor and assignee.

(c)               No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and the Shareholders (through the Shareholder Representative). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d)               All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any permitted assignee pursuant to a Permitted Assignment. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 7.7           Headings, Titles, and Subtitles. The headings, titles, and subtitles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement..

Section 7.8           Waiver of Jury Trial; Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR(B) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.9           Resolution of Disputes.

(a)               Other than with respect to any disputes under Section 2.3, Section 4.2, Section 4.3, and Section 6.2 (which are to be resolved pursuant to Section 7.10), any and all disputes which cannot be settled amicably between the Company and the Shareholder Representative, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be New York, New York. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. If the Company and the Shareholder Representative fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the International Chamber of Commerce. The arbitrator shall be a lawyer. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)               Notwithstanding the provisions of Section 7.9(a), either the Company or the Shareholder Representative may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), the Shareholder Representative (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, and (ii) irrevocably appoints the Company as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Shareholder Representative of any such service of process, shall be deemed in every respect effective service of process upon such Shareholder in any such action or proceeding.

(c)               THE COMPANY AND EACH SHAREHOLDER (THROUGH THE SHAREHOLDER REPRESENTATIVE) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK AND AGREES THAT ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.9(B) SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK (OR, IF THE SUPREME COURT OF THE STATE OF NEW YORK REFUSES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK).

(d)               The parties acknowledge that the forum designated by this Section 7.9(c) has a reasonable relation to this Agreement and to the parties’ relationship with one another.

Section 7.10       Reconciliation. In the event that the Company and the Shareholder Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.3, Section 4.2, Section 4.3, and Section 6.2 within the relevant period designated in this Agreement (or the amount of a payment in the case of an early termination, breach of agreement, Change of Control, or Divestiture Acceleration Payment to which Article IV applies) (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement (the “Expert”) mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or the Shareholder Representative or any other actual or potential conflict of interest. If the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute is due or any Tax Return reflecting the subject of the Reconciliation Dispute is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or the amendment of any Tax Return shall be borne by the Company, except as provided in the next sentence. Each of the Company and the Shareholder Representative shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute, within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Company and the Shareholder Representative and may be entered and enforced in any court having jurisdiction.

Section 7.11       Withholding. The Company shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or non-U.S. Tax law, provided that with respect to the Shareholders only, the Company (i) gives ten (10) days advance written notice of its intention to make such withholding to the Shareholder Representative, (ii) identifies the legal basis requiring such withholding and (iii) gives the Shareholder Representative an opportunity to establish that such withholding is not legally required or may be reduced. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Shareholder. The Company shall provide evidence of such payments to the applicable Shareholder (through the Shareholder Representative) to the extent that such evidence is available. Notwithstanding the foregoing, if a withholding obligation arises as a result of a Change of Control, any amount payable to a Shareholder under this Agreement shall be increased such that after all required deductions and withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this sentence) the Shareholder receives an amount equal to the sum that it would have received had no such deductions or withholdings been made. Notwithstanding anything to the contrary above, the Company and the Shareholder Representative agree that, absent a change in Law or a contrary Determination, no Tax withholding is required with respect to any ITR Payments under this Agreement (unless the Company and the Shareholder Representative reasonably agree that any Ticker Amount constitutes yearly interest and is not eligible for any exemption from U.K. withholding tax).

Section 7.12       Combined Taxation Groups; Transfers of Assets.

(a)               If any Company Group Member is or becomes a member of a Combined Taxation Group for purposes of U.S. federal, state or local income Tax purposes or Dutch corporate income Tax purposes then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Tax Benefit Payments shall be computed with reference to the combined taxable income of the group as a whole.

(b)               If any Person the income of which is included in the income of any Company Group Member’s Combined Taxation Group transfers one or more assets to any other Person that is not part of such Company Group Member’s Combined Taxation Group, then, for purposes of calculating the amount of any ITR Payment due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.13       Confidentiality.

(a)               Each Shareholder acknowledges and agrees that the information of the Company Group is confidential and, except in the course of performing any duties as necessary for the Company Group, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in confidence and not disclose to any Person any confidential matters of the Company Group acquired pursuant to this Agreement.

(b)               This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Company Group, becomes public knowledge (except as a result of an act of the Shareholder or its Affiliates in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent reasonably necessary for the Shareholder or its Affiliates to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns or (iii) the disclosure of information to any direct or indirect limited partners of any Shareholder for fundraising purposes so long as such Persons are apprised of the confidential nature thereof. Notwithstanding anything to the contrary in this Agreement, each Shareholder (and each employee, representative or other agent of the Shareholder, as applicable) may disclose the Tax treatment and Tax structure of (A) the Company Group, (B) the transactions entered into in connection with the IPO, (C) this Agreement, and (D) any of the transactions of the Company Group, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Shareholder relating to such Tax treatment and Tax structure.

(c)               If a Shareholder breaches any of the provisions of this Section 7.13, the Company shall have the right to seek to have the provisions of this Section 7.13 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Company Group and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14       Shareholder Representative.

(a)               Appointment. Without further action of any of the Company, the Shareholder Representative or any Shareholder, and as partial consideration of the benefits conferred by this Agreement, the Shareholder Representative is hereby irrevocably constituted and appointed to act as the sole representative, agent and attorney-in-fact for the Shareholders and their successors and assigns with respect to the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Shareholder Representative under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Shareholder Representative. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for its services.

(b)               Expenses. If at any time the Shareholder Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Company from the Shareholder Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Shareholder Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Company shall reduce any future payments (if any) due to the Shareholders hereunder pro rata (based on their respective Applicable Percentages) by the amount of such expenses which it shall instead remit directly to the Shareholder Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Shareholder Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c)               Limitation on Liability. The Shareholder Representative shall not be liable to any Shareholder for any act of the Shareholder Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Shareholder as a proximate result of the gross negligence, bad faith or willful misconduct of the Shareholder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Shareholder Representative shall not be liable for, and shall be indemnified by the Existing Shareholder (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Shareholder Representative (and any cost or expense incurred by the Shareholder Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Shareholder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any Existing Shareholder be obligated to indemnify the Shareholder Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Shareholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Existing Shareholder. Each Existing Shareholder’s receipt of any and all benefits to which such Existing Shareholder is entitled under this Agreement, if any, is conditioned upon and subject to such Existing Shareholder’s acceptance of all obligations, including the obligations of this Section 7.13(c), applicable to such Existing Shareholder under this Agreement.

(d)               Actions of the Shareholder Representative. Any decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each Shareholder, and the Company may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each Shareholder. The Company is hereby relieved from any liability to any person for any acts done by the Company in accordance with any such decision, act, consent or instruction of the Shareholder Representative.

Section 7.15       Guarantee. Pubco hereby unconditionally, absolutely and irrevocably guarantees, as a principal and not as a surety, to each of the Shareholders the prompt and full performance and payment of the Company’ obligations, covenants, undertakings and liabilities pursuant to this Agreement (the “Company Obligations”). The Shareholder Representative may seek remedies with respect to all Company Obligations directly from Pubco without first exhausting its remedies against the Company. Pubco waives presentment, demand and any other notice with respect to any of the Company Obligations and any defenses that Pubco may have with respect to any of the Company Obligations.

[Signature Page Follows]